As Filed with the Securities and Exchange Commission on May 14, 2021

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MAGNOLIA OIL & GAS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	81-5365682
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Nine Greenway Plaza, Suite 1300

Houston, Texas 77046

(Address of principal executive offices, including zip code)

MAGNOLIA OIL & GAS CORPORATION

LONG TERM INCENTIVE PLAN

(Full title of the plan)

Timothy D. Yang

Executive Vice President, General Counsel and Corporate Secretary

Magnolia Oil & Gas Corporation

Nine Greenway Plaza, Suite 1300

Houston, Texas 77046
(Name and address of agent for service)

(713) 842-9071

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large Accelerated Filer	⌧	Accelerated Filer	◻
		Smaller Reporting Company	◻
Non-Accelerated Filer	◻	Emerging Growth Company	◻

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised ﬁnancial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

◻

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Class A Common Stock, $0.0001 par value per share	5,000,000	$11.94	$59,700,000	$6,514

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of Common Stock (as defined below) registered hereby pursuant to the Magnolia Oil & Gas Corporation Long Term Incentive Plan, as the same may be amended from time to time (the “Plan”), is subject to adjustment to prevent dilution resulting from stock splits, stock dividends or any other similar transaction, and this Registration Statement (as defined below) shall also cover any additional shares of Common Stock that may become issuable by reason of any stock split, stock dividend or any other similar transaction pursuant to the adjustment and anti-dilution provisions of the Plan.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The maximum offering price per share and the maximum aggregate offering price are based on $11.94, which was the average of the high and low sales prices per share of the Common Stock on the New York Stock Exchange on May 11, 2021.

EXPLANATORY NOTE

Magnolia Oil & Gas Corporation (“Magnolia”) is filing this registration statement on Form S-8 (this “Registration Statement”) for the purpose of registering 5,000,000 shares of Magnolia’s Class A common stock, par value $0.0001 per share (“Common Stock”), that may be issued under the Plan, which 5,000,000 shares of Common Stock became reserved and available for issuance upon stockholder approval of the Second Amendment to the Plan at Magnolia’s 2021 annual meeting of stockholders held on May 4, 2021.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Magnolia will provide all participants in the Plan with the document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (“SEC”) under the Securities Act. In accordance with Rule 428(a) of the Securities Act, Magnolia has not filed such document(s) with the SEC, but such documents (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. Magnolia will maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, Magnolia will furnish to the SEC or its staff a copy of any or all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding such documents or portions thereof that are deemed furnished but not filed under the Exchange Act and applicable SEC rules and regulations), by Magnolia are incorporated by reference in this Registration Statement and shall be deemed to be a part hereof:

(a)	Magnolia’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed on February 23, 2021;

(b)	Magnolia’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2021, filed on May 5, 2021;

(c)	Magnolia’s Current Reports on Form 8-K filed on March 5, 2021 (Items 8.01 and 9.01) and May 4, 2021 (Items 5.02 and 5.07); and

(d)

The description of the Common Stock contained in the registration statement on Form 8-A filed on May 3, 2017 (as amended by Exhibit 4.6 to the Company’s Annual Report on Form 10-K filed on February 26, 2020, and including any amendment or report filed for the purpose of updating such descriptions subsequent to the date of this Registration Statement).

 All documents filed by Magnolia with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding such documents or portions thereof that are deemed furnished but not filed under the Exchange Act and applicable SEC rules and regulations) subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any document that also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), authorizes us to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney’s fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which a person is a party by reason of being one of our directors or officers if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions.

Our Second Amended and Restated Charter provides that our officers and directors are indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, our Second Amended and Restated Charter provides that our directors will not be personally liable for monetary damages to us or our stockholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

Our bylaws permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement, or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

In addition, we have entered into indemnification agreements with certain of our directors and executive officers. Each indemnification agreement provides that, subject to limited exceptions, and among other things, we will indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as our director or officer and will advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. A form of these agreements, which is incorporated herein by reference, was filed as Exhibit 10.4 to Magnolia’s Current Report on Form 8-K/A, filed with the SEC on August 6, 2018.

The Plan provides that the committee that administers the Plan, all members thereof, and any officer or employee of Magnolia or any of its affiliates acting at the direction or on behalf of such committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan and shall, to the fullest extent permitted by law, be indemnified and held harmless by Magnolia with respect to any such action or determination.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Magnolia pursuant to the foregoing provisions, or otherwise, Magnolia has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption for Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits to the Registration Statement are listed in the Exhibit Index to the Registration Statement, which precedes such exhibits and is incorporated herein by reference.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description
4.1

Second Amended and Restated Certificate of Incorporation of the Company, dated as of July 31, 2018 (incorporated by reference to Exhibit 3.1 to Magnolia’s Current Report on Form 8-K filed on August 6, 2018 (File No. 001-38083)).

4.2	Bylaws of the Company (incorporated by reference to Exhibit 3.3 to Magnolia’s Registration Statement on Form S-1 filed on April 17, 2017 (File No. 333-217338)).
4.3	Specimen Class A Common Stock Certificate (incorporated by reference to Exhibit 4.2 to Magnolia’s Registration Statement on Form S-1 filed on April 17, 2017 (File No. 333-217338)).
4.4

Indenture, dated as of July 31, 2018, by and among Magnolia Oil & Gas Operating LLC, Magnolia Oil & Gas Finance Corp. and Deutsche Bank Trust Company Americas, as trustee (incorporated by reference to Exhibit 4.1 to Magnolia’s Current Report on Form 8-K filed on August 6, 2018 (File No. 001-38083)).

4.5

Registration Rights Agreement, dated as of July 3, 2018, by and among Magnolia Oil & Gas Corporation, EnerVest Energy Institutional Fund XIV-A, L.P., EnerVest Institutional Fund XIV-WIC, L.P., EnerVest Energy Institutional Fund XIV-2A, L.P., EnerVest Energy Institutional Fund XIV-3A, L.P., EnerVest Energy Institutional Fund XIV-C, L.P., TPG Pace Energy Sponsor, LLC, Arcilia Acosta, Edward Djerejian, Chad Leat and Dan F. Smith (incorporated by reference to Exhibit 4.2 to Magnolia’s Current Report on Form 8-K filed on August 6, 2018 (File No. 001-38083)).

4.6

First Amendment to Registration Rights Agreement, dated as of February 25, 2019, by and among Magnolia Oil & Gas Corporation, EnerVest Energy Institutional Fund XIV-A, L.P., EnerVest Institutional Fund XIV-WIC, L.P., EnerVest Energy Institutional Fund XIV-2A, L.P., EnerVest Energy Institutional Fund XIV-3A, L.P., EnerVest Energy Institutional Fund XIV-C, L.P., EnerVest Energy Institutional Fund XIV-C-AIV, L.P., TPG Pace Energy Sponsor Successor, LLC, Peterson Capital Partners, L.P., Miller Creek Investments, LLC, and Stephen Chazen (incorporated by reference to Exhibit 4.6 to Magnolia’s Annual Report on Form 10-K filed on February 27, 2019 (File No. 001-38083)).

4.7

Stockholder Agreement, dated as of July 31, 2018, by and among Magnolia Oil & Gas Corporation, EnerVest Energy Institutional Fund XIV-A, L.P., EnerVest Institutional Fund XIV-WIC, L.P., EnerVest Energy Institutional Fund XIV-2A, L.P., EnerVest Energy Institutional Fund XIV-3A, L.P., EnerVest Energy Institutional Fund XIV-C, L.P., and TPG Pace Energy Sponsor, LLC (incorporated by reference to Exhibit 4.3 to Magnolia’s Current Report on Form 8-K filed on August 6, 2018 (File No. 001-38083)).

5.1*	Opinion of Kirkland & Ellis LLP.
23.1*	Consent of KPMG LLP.
23.2*	Consent of Deloitte & Touche LLP.
23.3*	Consent of Miller and Lents, Ltd.
23.4*	Consent of Kirkland & Ellis LLP (contained in Exhibit 5.1 hereto).
24.1*	Power of Attorney (included on the signature page hereto).
99.1	Magnolia Oil & Gas Corporation Long Term Incentive Plan (incorporated by reference to Exhibit 10.6 to Magnolia’s Current Report on Form 8-K/A filed on August 6, 2018 (File No. 001-38083)).
99.2

First Amendment to Magnolia Oil & Gas Corporation Long Term Incentive Plan (incorporated by reference to Exhibit 10.25 to Magnolia’s Annual Report on Form 10-K filed on February 23, 2021 (File No. 001-38083)).

99.3*	Second Amendment to Magnolia Oil & Gas Corporation Long Term Incentive Plan.

__________________

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, Magnolia certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, in the State of Texas on May 14, 2021.

MAGNOLIA OIL & GAS CORPORATION
(Registrant)

By:	/s/ Timothy D. Yang
Name: Timothy D. Yang
Title: Executive Vice President, General Counsel and Corporate Secretary

POWER OF ATTORNEY

Each person whose signature appears below appoints Christopher G. Stavros and Timothy D. Yang, and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully as to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date
/s/ Stephen I. Chazen Stephen I. Chazen	Chairman, President and Chief Executive Officer (Principal Executive Officer)	May 14, 2021
/s/ Christopher G. Stavros Christopher G. Stavros	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 14, 2021
/s/ Arcilia C. Acosta Arcilia C. Acosta	Director	May 14, 2021
/s/ Angela M. Busch Angela M. Busch	Director	May 14, 2021
/s/ Edward P. Djerejian Edward P. Djerejian	Director	May 14, 2021
/s/ James R. Larson James R. Larson	Director	May 14, 2021
/s/ Dan F. Smith Dan F. Smith	Director	May 14, 2021
/s/ John B. Walker John B. Walker	Director	May 14, 2021